THIRD AMENDMENT

to the Distribution Agreement

effective June 25, 2001 between

MODERN WOODMEN OF AMERICA

("Modern Woodmen")

and

MWA FINANCIAL SERVICES, INC.

("MWAFS")

RECITALS

WHEREAS, Modern Woodmen and MWAFS entered into a Distribution Agreement dated June 25, 2001, as amended effective February 23, 2010 and August 8, 2017 (collectively referred to as the “Agreement”), relating to MWAFS’s services as principal underwriter and distributor for the Contracts;

WHEREAS, the parties desire to amend the Agreement relating Section 5, Compensation and Expenses; and

WHEREAS, all capitalized terms used in this Amendment not defined herein shall have the meaning given them in the Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, it is mutually agreed as follows:

1.	Fees for Services of MWAFS. Section 5.c of the Agreement is hereby amended to read in its entirety as follows:

c. FEE FOR SERVICES OF MWAFS. MWAFS will receive for its services as distributor, separate from commissions, a monthly fee calculated as follows:

The total of (1) .25% of the total value of all Premium received in the prior calendar month, and (2) .005% of total value of all Contracts as of the last day of the prior calendar month.

The foregoing fee will be paid by Modern Woodmen to MWAFS within thirty (30) days after end of the preceding calendar month. This distribution fee shall be subject to review and change at the discretion of the Boards of Directors of Modern Woodmen and MWAFS.

2.	Effect on Agreement. The Agreement shall in all other respects remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to the Agreement to be duly executed by their authorized officers effective the 1st day of January, 2024.

MODERN WOODMEN OF AMERICA

By:	/s/ Jerald J. Lyphout
Name:	Jerald J. Lyphout
Title:	President

MWA FINANCIAL SERVICES, INC.

By:	/s/ Clint J. Pogemiller
Name:	Clint J. Pogemiller
Title:	President

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